Exhibit 99.1

Annapolis Bancorp Fully Repays TARP

ANNAPOLIS, Md.--(BUSINESS WIRE)--March 6, 2013--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced that it has repaid all of its remaining TARP obligation to the U.S. Treasury.

In a transaction approved by the Federal Reserve, its primary regulator, Annapolis Bancorp, Inc. (the “Company”) redeemed the final 4,076 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Treasury Department under the TARP Capital Purchase Program in January of 2009, at a redemption price of $4,076,000. Half of the Company’s original $8.152 million of TARP preferred stock was previously redeemed in April of 2012.

“We are proud to have fulfilled our obligation to the U.S. Treasury, and by extension, to the U.S. taxpayers,” said Richard M. Lerner, Chairman and CEO of Annapolis Bancorp, Inc. and BankAnnapolis. “We stated from the outset that our goal was to pay off TARP before the scheduled dividend rate increases from 5% to 9% in January of 2014. Consistent earnings over 14 consecutive profitable quarters have solidified our capital ratios and enabled us to accomplish that goal with just under a year to spare.”

Since receiving the TARP investment, the Company has paid the U.S. Treasury $1.4 million in preferred stock dividends and has never missed a quarterly dividend payment. “We have always believed that the U.S. Treasury made a sound investment in Annapolis Bancorp, and today’s announcement validates that conviction,” said Lerner.

After completion of the redemption announced today, only a warrant to purchase up to 299,706 shares of the Company’s common stock at an exercise price of $4.08 per share remains outstanding and held by the U.S. Treasury Department.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through eight community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. Last October, the Bank opened its newest branch in the Waugh Chapel Towne Centre adjacent to Wegmans in Gambrills, Maryland.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and involve certain risks and uncertainties which could cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate market; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes, and; (ix) such other risks and uncertainties as set forth in the Company’s filings with the Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

The Company is not responsible for changes made to this press release by wire services, Internet service providers or other media.

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, 410-224-4455